PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 51 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                                 March 13, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes

                            -----------------------

     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below. The notes are "short-term discount notes" as defined in the accompanying prospectus supplement under the caption "United States Federal Taxation--Notes--Discount Notes."

Principal Amount:             $50,000,000

Maturity Date:                March 16, 2001

Interest Accrual Date:        March 16, 2000

Interest Payment Dates:       Each March 16, June 16, September 16 and December
                              16, commencing June 16, 2000

Initial Interest Rate:        To be determined on the interest determination
                              date with respect to the week including the Original Issue Date. See "Description of
                              Notes--Floating Rate Notes--How Floating Interest
                              Rates Are Reset" in the accompanying prospectus supplement

Base Rate:                    Treasury rate

Index Maturity:               3 Months

Spread (Plus or Minus):       Plus 0.47% per annum

Index Currency:               N/A

Interest Payment Period:      Quarterly

Specified Currency:           U.S. Dollars

Issue Price:                  100%

Settlement Date
   (Original Issue Date):     March 16, 2000

Initial Interest Reset Date:  The interest reset date with respect to the week following the week including the Original Issue Date, scheduled to be March 21, 2000

Interest Reset Dates:         The day in each week following the day on which
                              Treasury bills are sold at auction. See
                              "Description of Notes--Floating Rate Notes--How
                              Floating Interest Rates Are Reset" in the accompanying prospectus supplement

Interest Reset Period:        Weekly

Interest Determination Dates: The day of the week in which an interest reset date falls on which Treasury bills would normally be auctioned. See "Description of Notes--Floating Rate Notes--How Floating Interest Rates Are Reset" in the accompanying prospectus supplement

Reporting Service:            Telerate Page 56

Book Entry Note or
   Certificated Note:         Book Entry Note

Senior Note or
   Subordinated Note:         Senior Note

Agent:                        Morgan Stanley & Co. Incorporated

Calculation Agent:            The Chase Manhattan Bank

Minimum Denomination:         $1,000

CUSIP:                        61745EPJ4

   Capitalized terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER